Certificate of Amendment to Certificate of Formation

of

SkyBridge Diversified Hedge Fund Portfolio LLC

_______________________________

It is hereby certified that:

1.  The name of the limited liability company (hereinafter called the “limited liability company”) is SkyBridge Diversified Hedge Fund Portfolio LLC.

2.  The certificate of formation of the limited liability company is hereby amended by striking out Article 1 thereof and by substituting in lieu of said Article 1 the following new Article 1:

I.	The name of the limited liability company is: SkyBridge G II Fund, LLC

3.  Pursuant to Section 18-204 of the Delaware Limited Liability Company Act, the effective date of the amendment herein certified is September 8, 2011.

Executed on September 8, 2011

/s/ Christopher Hutt
By:  Christopher Hutt
Title: Authorized Person